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[COOPERS & LYBRAND LETTERHEAD]                                      Exhibit 99.1



                      REPORT OF INDEPENDENT ACCOUNTANTS


We have audited the consolidated balance sheet of Integra Financial Corporation and subsidiaries (Integra) as of December 31, 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 1995 and 1994 (not presented herein). These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We have conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Integra as of December 31, 1995, and the consolidated results of their operations and their cash flows for the years ended December 31, 1995 and 1994, in conformity with generally accepted accounting principles.


                                     /s/ Coopers & Lybrand LLP

Pittsburgh, Pennsylvania
January 17, 1996